Exhibit 5.1

November 10, 2004

ILX Resorts Incorporated

2111 East Highland Ave., Suite 210

Phoenix, Arizona  85016

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 415,778 shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of ILX Resorts Incorporated, an Arizona corporation (the "Company").

The Company originally sold the Shares pursuant to individual Purchase Agreements, each dated November 10, 2004, by and between the Company and DKR SoundShore Oasis Holding Fund Ltd., Dolphin Offshore Partners, L.P., Nite Capital, L.P., Nob Hill Capital Partners, L.P., Schottenfeld Qualified Associates, L.P., SRG Capital, LLC, Western Reserve Hedged Equity, L.P., Western Reserve Hedged Equity (AI), L.P., Broadlawn Partners, L.P., Belay Partners, L.P., Belay Offshore, Ltd., Enable Growth Partners, L.P., SR Capital Partners, LP, SR Capital Offshore, Ltd., Quantitative Capital Management, Ltd. SR Management Group, Citi SR Capital Ltd., Lyxor/SR Capital Fund Limited and Ivy MA Holdings 4, Ltd.  We understand the Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than Arizona.

Based on the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

Osborn Maledon P.A.